                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  ------------

                                   FORM 8-K/A

                        AMENDMENT NO. 1 TO CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):    March 23, 2000

                                 INNOVEDA, INC.

--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

                                    Delaware
--------------------------------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)

          000-20923                                   93-1137888
 ---------------------------              --------------------------------------
   (Commission File Number)                 (IRS Employer Identification No.)

293 Boston Post Road West, Marlboro, Massachusetts                01752
--------------------------------------------------------------------------------
(Address of principal executive offices)                        (Zip Code)

                                 (508) 480-0881
--------------------------------------------------------------------------------
               Registrant's Telephone Number, Including Area Code
      Summit Design, Inc., 9305 S.W. Gemini Drive, Beaverton, Oregon 97008
--------------------------------------------------------------------------------
             (Former Name or Address, if Changed Since Last Report)

                                EXPLANATORY NOTE

         This Amendment No. 1 to Current Report on Form 8-K/A is filed for the purpose of filing financial statements of Viewlogic Systems, Inc. required by
Item 7(a) of Form 8-K and the pro forma financial information required by
Item 7(b) of Form 8-K.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a)      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Viewlogic Systems, Inc.:

We have audited the accompanying consolidated balance sheets of Viewlogic Systems, Inc. and subsidiaries (the "Company") as of January 2, 1999 and January 1, 2000, and the related consolidated statements of operations, comprehensive income, stockholders' equity (deficiency), and cash flows for the years then ended. We have also audited the consolidated statement of revenues and expenses for the year ended December 31, 1997 of the Systems Business (Note 1). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 2, 1999 and January 1, 2000, and the results of their operations, comprehensive income and their cash flows for the year then ended in conformity with generally accepted accounting principles. Also, in our opinion, the consolidated statement of revenues and expenses presents fairly, in all material respects, the revenues and expenses of the Systems Business for the year ended December 31, 1997 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, through October 2, 1998, the Company and the Systems Business were operated as a subsidiary of Synopsys, Inc. or a component of the Prior Viewlogic, respectively.


                                             /s/ Deloitte & Touche LLP

February 25, 2000
  (March 23, 2000 as to Note 14)

VIEWLOGIC SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
JANUARY 2, 1999 AND JANUARY 1, 2000
(In Thousands, Except Per Share Data)
-------------------------------------------------------------------------------



                                                            January 2,                  January 1,
                                                              1999                         2000
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                 $  4,487                     $   531
  Accounts receivable (less allowances
    of $1,940 at January 2, 1999 and
    $1,465 at January 1, 2000                                  9,581                      14,290
  Prepaid income taxes                                             -                       1,228
  Prepaid expenses and other                                   1,189                       2,722
  Deferred income taxes                                        1,580                       1,342
                                                            --------                    --------

       Total current assets                                   16,837                      20,113
                                                            --------                    --------

PROPERTY AND EQUIPMENT:
  Equipment                                                   11,259                      13,087
  Furniture and fixtures                                       1,459                       1,421
                                                            --------                    --------
       Total                                                  12,718                      14,508

  Less accumulated depreciation                                7,967                      10,031
                                                            --------                    --------

PROPERTY AND EQUIPMENT - Net                                   4,751                       4,477
                                                            --------                    --------

OTHER ASSETS:
  Capitalized software costs, net                              2,310                       2,427
  Purchased technology, net                                        -                       3,508
  Other                                                          994                         920
                                                            --------                    --------
       Total other assets                                      3,304                       6,855
                                                            --------                     --------

TOTAL                                                       $ 24,892                    $ 31,445



                                                                                                         Unaudited
                                                                                                         Pro Forma
                                                                                                        Stockholders'
                                                                                                           Equity
                                                                                                         (Deficiency)
                                                          January 2,                   January 1,         January 1,
                                                             1999                         2000               2000

LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIENCY)

CURRENT LIABILITIES:
  Note payable - current portion                            $  2,250                    $  3,125
  Current portion of capital lease
    obligations                                                   71                         372
  Accounts payable                                             1,315                       2,840
  Accrued compensation                                         3,262                       3,542
  Accrued expenses                                             3,506                       3,377
  Due to related party                                           549                         221
  Deferred revenue                                            12,393                      14,595
                                                            --------                    --------

       Total current liabilities                              23,346                      28,072
                                                            --------                    --------

LONG-TERM LIABILITIES:
  Note payable - long-term portion                            15,250                      12,125
  Line of credit                                                 500                       1,700
  Deferred tax liability                                       1,518                       2,393
  Capital lease obligations                                      123                         554
                                                            --------                    --------

       Total long-term liabilities                            17,391                      16,772
                                                            --------                    --------

COMMITMENTS AND CONTINGENCIES

REDEEMABLE, CONVERTIBLE PREFERRED STOCK                       32,000                      32,000

STOCKHOLDERS' EQUITY (DEFICIENCY):
  Common stock, $.001 par value, authorized, 35,000 shares,
    issued, 3,966 shares at January 2, 1999 and 7,969 shares
    at January 1, 2000; pro forma shares outstanding at
    January 1, 2000; 23,969                                        4                            8            $    24
  Notes from stockholders                                          -                         (927)              (927)
  Additional paid-in capital                                   1,918                        4,777             36,761
  Deferred compensation                                       (1,801)                      (1,701)            (1,701)
  Accumulated deficit                                        (48,104)                     (47,845)           (47,845)
  Accumulated other comprehensive income                         138                          289                289
                                                            --------                    ---------            -------

       Total stockholders' equity (deficiency)               (47,845)                     (45,399)           (13,399)
                                                            --------                    ---------            -------

TOTAL                                                       $ 24,892                    $  31,445
                                                            ========                    =========

VIEWLOGIC SYSTEMS, INC. AND SUBSIDIARIES

STATEMENT OF REVENUES AND EXPENSES FOR THE YEAR ENDED DECEMBER 31, 1997 CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED JANUARY 2, 1999 AND JANUARY 1, 2000
(In Thousands Except Per Share Data)
-------------------------------------------------------------------------------


                                                                      Year Ended
                                                                      December 31,        January 2,     January 1,
                                                                         1997                1999           2000
                                                                       (Note 1)

REVENUE:
  Software                                                              $ 29,071             $22,683       $ 23,853
  Services and other                                                      34,916              32,554         29,646
                                                                        --------             -------       --------

           Total revenue                                                  63,987              55,237         53,499
                                                                        --------             -------       --------

COSTS AND EXPENSES:
  Cost of software (excludes $1 and $5 of noncash stock based compensation for the years ended January 2, 1999
    and January 1, 2000, respectively)                                     3,340               5,112          5,986

  Cost of services (excludes $8 and $39 of noncash stock based compensation for the years ended January 2, 1999
    and January 1, 2000, respectively)                                     7,513               5,072          6,387

  Selling and marketing (excludes $23 and $105 of noncash
    stock based compensation for the years ended January 2, 1999
    and January 1, 2000, respectively)                                    24,897              18,930         22,479

  Research and development (excludes $42 and $191 of noncash stock based compensation for the years ended January 2, 1999
    and January 1, 2000, respectively)                                    14,954              10,028         11,322

  General and administrative (excludes $42 and $191 of noncash stock based compensation for the years ended January 2, 1999
    and January 1, 2000, respectively)                                     4,054               3,675          3,942

  Amortization of intangibles                                                  -                   -            670
  Amortization of stock compensation                                           -                 116            531
  Litigation settlement and related costs                                  4,500                   -              -
  Restructuring charge                                                     6,725                   -              -
  Transaction costs - recapitalization                                         -                 452              -
                                                                        --------             -------       --------

           Total operating expenses                                       65,983              43,385         51,317

INCOME (LOSS) FROM OPERATIONS                                             (1,996)             11,852          2,182
                                                                        --------             -------       --------

OTHER INCOME (EXPENSE):
  Interest income                                                              -                 171            101
  Interest expense                                                           (15)               (342)        (1,339)
  Other, net, principally foreign exchange losses                            (56)             (1,761)          (404)
                                                                        --------             -------       --------

           Other income (expense), net                                       (71)             (1,932)        (1,642)
                                                                        --------             -------       --------

INCOME (LOSS) BEFORE INCOME TAXES                                         (2,067)              9,920            540

PROVISION (BENEFIT) FOR INCOME TAXES                                        (868)              4,053            281
                                                                        --------             -------       --------

NET INCOME (LOSS)                                                       $ (1,199)            $ 5,867        $   259
                                                                        ========             =======       ========

EARNINGS PER SHARE (Note 1):
  Net income per common share - basic                                                        $  1.48        $  0.04
                                                                                             =======        =======

  Net income per common share - diluted                                                      $  0.73        $  0.01
                                                                                             =======        =======

  Weighted-average shares outstanding - basic                                                  3,966          5,797
                                                                                             =======        =======

  Weighted-average shares outstanding - diluted                                                7,999         22,945
                                                                                             =======        =======



See notes to consolidated financial statements.

VIEWLOGIC SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED JANUARY 2, 1999 AND JANUARY 1, 2000
(In Thousands)
-------------------------------------------------------------------------------


                                                                                                January 2,         January 1,
                                                                                                   1999               2000

NET INCOME                                                                                       $ 5,867            $ 259

FOREIGN CURRENCY TRANSLATION ADJUSTMENT                                                            1,800              151
                                                                                                 -------            -----

COMPREHENSIVE INCOME                                                                             $ 7,667            $ 410
                                                                                                 =======            =====


See notes to consolidated financial statements.

VIEWLOGIC SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
YEARS ENDED JANUARY 2, 1999 AND JANUARY 1, 2000
(In Thousands)
-------------------------------------------------------------------------------


                                                                                                    Retained    Accumulated
                                                      Stock   Notes Due   Additional                Earnings       Other
                                             Common    Par     From        Paid-in     Deferred    (Accumulated  Comprehensive
                                             Shares   Value  Stockholders  Capital    Compensation   Deficit)   Income (Loss)  Total

BALANCE, JANUARY 1, 1998 AFTER
 CORPORATE REORGANIZATION (Note 1)            3,966   $  4     $  -        $  -        $   -        $ (3,971)    $ (1,662) $ (5,629)

  Compensation related to stock options         -        -        -         1,918       (1,918)          -            -         -
  Amortization of stock compensation            -        -        -           -            117           -            -         117
  Net income                                    -        -        -           -            -           5,867          -       5,867
  Foreign currency translation adjustment       -        -        -           -            -             -          1,800     1,800
  Recapitalization payment to parent            -        -        -           -            -         (50,000)         -     (50,000)
                                            --------   -----    -----      ------       ------       -------     --------  --------

BALANCE, JANUARY 2, 1999                      3,966      4        -         1,918       (1,801)      (48,104)         138   (47,845)

  Issuance of common stock                    1,124      1        -         1,482          -             -            -       1,483
  Compensation related to stock options         -        -        -           431         (431)          -            -         -
  Amortization of stock compensation            -        -        -           -            531           -            -         531
  Net income                                    -        -        -           -            -             259          -         259
  Foreign currency translation adjustment       -        -        -           -            -             -            151       151
  Exercise of stock options                   2,879      3      (927)         946          -             -            -          22
                                            --------   -----    -----      ------       ------       -------     --------  --------

BALANCE, JANUARY 1, 2000                      7,969   $  8     $(927)      $4,777      $(1,701)     $(47,845)    $    289  $(45,399)
                                            ========   =====    =====      ======       ======      ========     ========  ========


See notes to consolidated financial statements.

VIEWLOGIC SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JANUARY 2, 1999 AND JANUARY 1, 2000
(In Thousands)
--------------------------------------------------------------------------------


                                                                                    Year Ended
                                                                            January 2,        January 1,
                                                                               1999              2000

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                               $  5,867            $  259
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization                                           3,205             3,998
      Compensation under stock option agreements                                117               531
      Loss on disposal of fixed assets                                          820                -
      Change in assets and liabilities:
        Accounts receivable                                                    (668)           (4,500)
        Prepaid and other assets                                               (213)           (1,532)
        Deferred income taxes                                                   220                70
        Accounts payable                                                        872             1,081
        Accrued compensation                                                 (2,412)              207
        Accrued expenses                                                     (6,946)           (1,274)
        Deferred revenue                                                      2,005             1,598
                                                                           --------           -------

            Net cash provided by operating activities                         2,867               438
                                                                           --------           -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment                                         (1,257)           (1,000)
  Capitalized software costs                                                 (1,111)           (1,068)
  Purchase of OmniView                                                          -              (1,153)
  Purchase of Transcendent, net of cash acquired (Note 1)                       -                 285
  Other                                                                        (449)             (300)
                                                                           --------           -------

            Net cash used in investing activities                            (2,817)           (3,236)
                                                                           --------           -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of debt                                                             (500)           (2,250)
  Proceeds from debt                                                         18,500             1,200
  Recapitalization payment to Parent                                        (50,000)               -
  Advances from parent                                                        3,100                -
  Proceeds from sales of redeemable convertible preferred stock              32,000                -
  Proceeds from exercise of stock options                                       -                 22
  Repayments of capital lease obligations                                       (64)            (169)
                                                                           --------           -------

            Net cash provided by (used in) financing activities               3,036           (1,197)
                                                                           --------           -------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                                       1,401               39
                                                                           --------           -------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                          4,487           (3,956)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                    -              4,487
                                                                           --------           -------

CASH AND CASH EQUIVALENTS, END OF YEAR                                      $ 4,487            $ 531
                                                                           ========           =======



See notes to consolidated financial statements.

VIEWLOGIC SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------

1. NATURE OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      NATURE OF BUSINESS - Viewlogic Systems, Inc. (the "Company") operates in the United States and international markets developing, marketing and providing technical support for a comprehensive family of software tools used by engineers in the design of advanced electronic products and systems, and services related thereto.

      BASIS OF PRESENTATION - Prior to December 4, 1997, a company also named Viewlogic Systems, Inc. (the "Prior Viewlogic") offered two primary product lines, consisting of software tools used by engineers designing integrated circuits (the "ASIC Business") and software tools used by engineers designing printed circuit boards and complete systems (the "Systems Business"). On December 4, 1997, the Prior Viewlogic became a wholly owned subsidiary of Synopsys, Inc. ("Synopsys") in a transaction accounted for as a pooling of interests. On January 1, 1998, the Prior Viewlogic transferred the ASIC Business and certain other assets to Synopsys, leaving only the Systems Business in the Prior Viewlogic. The Prior Viewlogic operated as the Systems Business through March 31, 1998 when, in a legal reorganization, the Systems Business was transferred to a new legal entity, Viewlogic Systems, Inc. The reorganization was for legal purposes only and there was no substantive change in the operations of the business.

      On October 2, 1998, a group of investors purchased 16,000 shares of the Company's preferred stock for $32,000 and the Company borrowed $18,000 from a bank. The proceeds of these financings were paid to Synopsys with the result that Synopsys' interest in the Company was reduced to 19.9%. This transaction was accounted for as a recapitalization.

      The accompanying consolidated financial statements include the operations of the Prior Viewlogic through March 31, 1998 and of the Company from April 1, 1998 through January 2, 1999. For the period from January 1, 1998 through the October 2, 1998 recapitalization, certain treasury services were provided by Synopsys at no charge. The fair value of services was not significant. The Company charged Synopsys $1,386 for transition services for the nine months ended October 3, 1998, and $987 and $153 for occupancy costs for the years ended January 2, 1999 and January 1, 2000, respectively, related to the transfer of the ASIC Business to Synopsys. The Company did not charge Synopsys for any additional costs beyond July 3, 1999.

      The statement of revenues and expenses for the year ended December 31, 1997 represents a "carve out" of the Systems Business from the historical financial statements of the Prior Viewlogic. Accordingly, it excludes the ASIC Business and other operations transferred to Synopsys on January 1, 1998. Prior to January 1, 1998, certain administrative, marketing, sales, and other services of the Prior Viewlogic were centralized. Accordingly, allocations of these expenses have been made primarily based on personnel, revenue, space, direct costs of related activities or estimates of time spent to provide services. These allocations include amounts for facilities, marketing, general management, treasury, audit, legal, financial reporting, benefits administration, insurance, communication, public affairs, information management, income taxes, termination costs, and other miscellaneous services.

1. NATURE OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      Management believes that the foregoing allocations were made on a reasonable basis, however, they are not necessarily indicative of the costs that would have been incurred on a stand-alone basis. Because the Prior Viewlogic did not account separately for the Systems and ASIC Businesses, it is not practicable to prepare a complete statement of cash flows for the year ended December 31, 1997. However, for the year ended December 31, 1997, significant cash flow information is as follows:

        Net income (loss)                                               $(1,199)
        Noncash charges:
          Depreciation expense                                            2,300
          Amortization of capitalized software                              678
          Restructuring charge                                            3,908
                                                                      ---------

        Operating cash flow before changes in operating
          assets and liabilities                                        $ 5,687
                                                                      =========

        Investing activities:

          Purchases of property and equipment                           $ 3,100
          Capitalized software costs                                      1,229
                                                                      ---------

        Cash flow used in investing activities                          $ 4,329
                                                                      =========

      UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY (DEFICIENCY) - The holders of preferred stock converted all of the shares of preferred stock into shares of common stock upon the closing of the Merger (Note 14). The unaudited pro forma stockholders' equity (deficiency) reflects the conversion as if had occurred on January 1, 2000.

      FISCAL YEAR - Prior to 1998, the Company's year end was December 31. The Company has changed its year end to a 52-53-week year ending on the Saturday closest to December 31.

      USE OF ESTIMATES - The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures of certain assets and liabilities at the balance sheet date. Actual results may differ from such estimates.

      PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of Viewlogic Systems, Inc. and its subsidiaries, all of which are wholly owned. All significant intercompany balances and transactions have been eliminated.

1. NATURE OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      FOREIGN CURRENCY TRANSLATION - The functional currency of international operations is deemed to be the local country's currency. Assets and liabilities of operations outside the United States are translated into United States dollars using current exchange rates at the balance sheet date. Results of operations are translated at average exchange rates prevailing during each period. Translation adjustments are included in other comprehensive income. In 1998, as part of the recapitalization, one of the Company's international subsidiaries repaid an amount that had been previously treated as a long-term investment. The repayment of this amount resulted in a realized transaction loss of $1,400 that is included in other expense.

      REVENUE RECOGNITION - Software revenue is recognized upon the shipment of the product provided that the license fee is fixed and determinable and collection is probable. Revenue earned on software arrangements involving multiple elements are allocated to each element based on vendor-specific objective evidence ("VSOE") of the fair value of the various elements in a multiple element arrangement. VSOE is determined based on the prices at which the elements are sold separately. Revenue from maintenance and support contracts is deferred and recognized ratably over the service period. Revenue from training and consulting is recognized as the related services are performed. Maintenance and support revenue included with an initial license fee is unbundled and recognized ratably over the service period.

      CASH EQUIVALENTS - The Company considers all short-term, highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

      Supplemental cash flow information is as follows (in thousands):


                                                                                            Year Ended
                                                                                   January 2,          January 1,
                                                                                      1999                2000
     Cash paid for interest                                                         $ 14               $ 1,645
     Cash paid for income taxes                                                       90                 1,543
     Asset acquired under capital leases                                              89                   898
     Issuance of stock in OmniView acquisition                                        -                    280
     Acquisition of Transcendent:
       Fair value of assets acquired (including intangibles)                          -                  3,373
       Fair value of common stock issued                                              -                 (1,159)
       Fair value of Transcendent options assumed                                     -                    (44)
       Transaction costs                                                              -                   (354)
       Liabilities assumed                                                            -                  1,816

     Exercise of stock options through issuance of stockholder notes                                       927


      PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the related assets (three to five years). Equipment leased under capital leases is amortized over the lesser of its useful life or the lease term.

1. NATURE OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      CAPITALIZED SOFTWARE COSTS AND PURCHASED TECHNOLOGY - Certain software costs for products and product enhancements are capitalized after technological feasibility has been established. Amortization is provided over estimated lives of four years on a straight-line basis or based on the ratio of current revenues to the total expected revenues in a product's life, if greater. Accumulated amortization was $2,135 and $3,143 at January 2, 1999 and January 1, 2000, respectively. Amortization expense for the fiscal years ended December 31, 1997, January 2, 1999 and January 1, 2000 was $678, $1,057 and $966, respectively. Research and development costs and software development costs incurred before technological feasibility has been established are expensed as incurred. Purchased technology is being amortized over three to four years.

      OTHER ASSETS - Other assets consist primarily of financing costs incurred in connection with the Company's long-term financing agreements. These costs are being amortized over the term of the agreement using the straight-line method.

      INCOME TAXES - The Company computes deferred income taxes based on the differences between the financial statement and tax basis of assets and liabilities using enacted rates in effect in the years in which the differences are expected to reverse. The Company establishes valuation allowances to offset temporary deductible differences, net operating loss carryforwards, and tax credits, which are not likely to be realized.

      For the period from December 5, 1997 through October 3, 1998, the Company was included in the consolidated returns of Synopsys. Prior to December 5, 1997, the Systems Business was included in the tax returns of the Prior Viewlogic. For financial statement purposes, the Company has computed the tax provision for the year ended December 31, 1997 based on the effective tax rate of the Prior Viewlogic and for the year ended January 2, 1999, as if it had filed separate returns.

      FOREIGN EXCHANGE CONTRACTS - The Company enters into foreign exchange contracts as a hedge against certain accounts receivable denominated in foreign currencies. Market value gains and losses are recognized, and the resulting credit or debit offsets foreign exchange gains or losses on those receivables. Realized and unrealized gains and losses on foreign exchange contracts for the year ended January 2, 1999 were insignificant. There were no foreign exchange contracts used for the year ended January 1, 2000 and no open foreign exchange contracts outstanding as of January 1, 2000.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - Financial instruments held or used by the Company include cash and cash equivalents, accounts receivable, accounts payable, capital lease obligations, notes and line of credit payables, foreign exchange contracts (if any) and interest rate swap agreements. The fair values of these instruments, which could change if market conditions change, are based on management's estimates. Management believes that the carrying value of these instruments approximates their fair values.

      INTEREST RATE SWAP AGREEMENT - The net differential to be paid or received under the Company's interest rate swap agreement is accrued as interest rates change and is recognized over the life of the agreement.

      STOCK-BASED COMPENSATION - The Company uses the intrinsic value-based method of Accounting Principles Board Opinion No. 25, as permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," to account for employee stock-based compensation plans.

1. NATURE OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

      EARNINGS PER SHARE - Basic earnings per share are based on the weighted average number of common shares outstanding during each period. Diluted earnings per share are computed based on the weighted-average number of common shares outstanding for basic plus the effect of outstanding stock options (using the treasury stock method) and preferred stock (using the if converted method). If the preferred stock had been converted on January 3, 1999, basic earnings per share for the year ended January 1, 2000 on a pro forma basis would be the same as actual diluted earnings per share for that period.

      NEW ACCOUNTING PRONOUNCEMENTS - In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended, establishes new standards of accounting and reporting for derivative instruments and hedging activities and will be effective for the Company in fiscal 2001. Management is currently evaluating the effect of adopting SFAS No. 133 on the consolidated financial statements.

      RECLASSIFICATION - Certain amounts in the prior year's consolidated financial statements have been reclassified to conform with the current year presentation.

2.    RECAPITALIZATION

      On October 2, 1998, a group of investors purchased 16,000 shares of the Company's Preferred Stock for $32,000, and the Company borrowed $18,000 from a bank. The proceeds from these financings were paid to Synopsys as a dividend of $30,000 and repayment of a note payable of $20,000.

      The note payable resulted from the transfer of technology that was carried on the books of Synopsys at zero basis and was recorded on the books of Viewlogic at carryover basis because, at the time of the transfer, Viewlogic was 100% owned by Synopsys.

      As a result of the recapitalization, Synopsys' interest in the Company being reduced to 19.9%. As part of the agreements relating to the sale of the Preferred Stock (Note 5), the Company agreed not to compete with Synopsys in its ASIC Business for a period of two years or until the completion of an initial public offering by the Company, whichever occurs first. In addition, there are certain conditions limiting changes of control in the Company without the approval of Synopsys.

3.    ACQUISITIONS

      On March 1, 1999, the Company purchased certain assets and intellectual property of OmniView, Inc. ("OmniView"). The purchase price consisted of $1,100 in cash, 400 shares of the Company's common stock and acquisition expenses. The purchase price has been allocated to the assets acquired based on their fair values as follows:

        Purchased technology                                             $ 1,083
        Intangible - workforce                                               197
        Property and equipment                                               146
        Prepaid expenses                                                       7
                                                                         -------

        Total                                                            $ 1,433
                                                                         =======

      The unaudited consolidated results of operations on a pro forma basis, as though the acquisition had occurred as of the beginning of the years presented, are as follows:


                                               JANUARY 2,             JANUARY 1,
                                                 1999                   2000

      Revenue                                   $55,443                $53,499
      Net income                                  4,653                    161
      Net income per share:
        Basic                                   $  1.17                $  0.03
        Diluted                                    0.58                   0.01





      On August 9, 1999, the Company acquired Transcendent Design Technologies ("Transcendent"). Transcendent develops, markets and distributes electromechanical design and analysis software. The acquisition was accounted for under the purchase method. The purchase price for the acquisition was 724 shares of Viewlogic common stock, options to purchase 78 shares of Viewlogic common stock and $354 in direct acquisition costs. The purchase price has been allocated to the acquired assets and liabilities based on their fair values as follows:


      Cash and cash equivalents                                          $  639
      Accounts receivable                                                    50
      Purchased technology and other intangibles                          2,609
      Other assets                                                           75
      Accounts payable and accrued expenses                                (183)
      Deferred revenue                                                     (592)
      Deferred tax liability                                             (1,041)
                                                                        -------

                                                                         $1,557
                                                                        =======


      The unaudited consolidated results of operations on a pro forma basis, as though the acquisition had occurred as of the beginning of the years presented, are as follows:


                                                     JANUARY 2,       JANUARY 1,
                                                       1999             2000

      Revenue                                        $ 57,129         $ 54,554
      Net income                                        5,571             (311)
      Net income per share:
        Basic                                          $ 1.19          $ (0.05)
        Diluted                                          0.64            (0.05)

4.    DEBT

      CREDIT FACILITY - On October 2, 1998, the Company entered into a $24,000 credit facility with a commercial bank consisting of a $6,000 revolving line of credit ("Line of Credit") and an $18,000 term loan (the "Term Loan") (together, the "Credit Facility"). Interest terms on the Line of Credit and the Term Loan are determined, at the option of the Company, for varying periods. The Company may elect to have the interest rate based on the bank's prime rate or based on the LIBOR rate at the time of the election, depending on the Company's leverage financial ratio as defined in the Credit Facility. The interest rates on the Line of Credit and the Term Loan at January 2, 1999 and January 1, 2000 were 8.25% and 7.3%, respectively, and 9.5% and 8.26%, respectively. Payments of principal outstanding under either the Line of Credit or the Term Loan may be made at any time and must be repaid in full by September 30, 2003.

      Certain information with respect to line-of-credit borrowings was as follows:


                                                            WEIGHTED-
                                                             AVERAGE       MAXIMUM      AVERAGE
                                                            INTEREST       AMOUNT        AMOUNT
                                                              RATE       OUTSTANDING  OUTSTANDING

      Period  October 2, 1998 to January 2, 1999              8.50 %        $ 500         $ 500
      Period January 2, 1999 to January 1, 2000               7.53          1,700           449

      Under the Term Loan, minimum repayments are due as follows (on a quarterly basis) as of January 1, 2000:

      FISCAL YEARS

      2000                                                               $ 3,125
      2001                                                                 3,625
      2002                                                                 4,375
      2003                                                                 4,125
                                                                         -------

                                                                        $ 15,250
                                                                        ========

      The Credit Facility also calls for other mandatory repayments: (a) after the end of each fiscal year in the case that cash flow leverage, as defined in the Credit Facility, is greater than 2.0 times, 50% of the excess cash flow as defined in the Credit Facility, (b) upon availability of cash from the net proceeds of any sale of certain of the Company's assets, and (c) upon completion of an initial public offering of common stock.

      The Company pays a commitment fee of .50% per annum of the unused portion of the Line of Credit.

      Borrowings under the Credit Facility are collateralized by substantially all of the Company's assets. The Credit Facility contains certain limitations on additional indebtedness, capital expenditures, and includes financial covenants which include, but are not limited to, the maintenance of certain minimum levels of interest, and debt service coverage ratios and maximum leverage ratios.

      On October 3, 1998, as required under the Credit Facility, the Company entered into a no fee interest rate-swap agreement with a bank to reduce the impact of changes in interest rates on its floating rate Credit Facility. This agreement effectively converts a portion of the floating-rate obligation into a fixed-rate obligation of 7.2% for a period of 60 months, expiring on September 30, 2003. The notional principal amount of the interest rate-swap agreement is $7,750 as of January 1, 2000. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the interest rate-swap agreement.

      Open interest rate contracts are reviewed regularly by the Company to ensure that they remain effective as hedges of interest rate exposure. The fair value of the interest rate-swap agreement was approximately $237 as of January 1, 2000.

      CAPITAL LEASES - The Company is obligated under capital leases for its phone system, computer equipment and software that expire at various dates during the next three years. The recorded value of the assets was $295 and $1,201 as of January 2, 1999 and January 1, 2000, respectively. The related accumulated amortization on these assets was $110 and $318 as of January 2, 1999 and January 1, 2000, respectively.

      Future aggregate minimum annual lease payments under capital leases at January 1, 2000 are as follows:

      FISCAL YEARS

      2000                                                               $  430
      2001                                                                  416
      2002                                                                  176
                                                                         -------

      Total minimum payments (excluding taxes, maintenance and insurance) 1,022

      Less amount representing interest                                     (96)

      Present value of minimum lease payments                               926

      Less current maturities                                              (372)
                                                                         -------

      Long-term portion                                                   $ 554
                                                                         =======


5.    REDEEMABLE, CONVERTIBLE PREFERRED STOCK

      The Company has authorized 22,000 shares of $.001 par value, redeemable, convertible preferred stock ("Preferred Stock") of which 17,000 are designated as Series A Voting Preferred Stock ("Series A") and 5,000 are designated as Non-voting Series A-1 Preferred Stock ("Series A-1"). At January 2, 1999 and January 1, 2000, 11,382 shares of Series A and 4,618 shares of Series A-1 were issued and outstanding.

      DIVIDENDS - The holders of the Preferred Stock are entitled to cumulative dividends at a rate of $0.16 per share per year (the "Contingent Dividend") if the Company fails to achieve 80% of its fiscal year 2000 operating income target and either (1) a liquidation event occurs in which the holders of the Preferred Stock receive less than $2.00 per share plus a 35% compound annual return, or (2) the Company completes a public offering of its common stock in which the per share offering price is less than $2.00 plus an amount equal to a 35% compound annual return on the Preferred Stock. The holders of the Preferred Stock are also entitled to receive dividends proportionate to any dividend declared on common stock based on the number of shares of common stock into which the shares are then convertible.

      CONVERSION - Each share of Preferred Stock is convertible at any time at the option of the holder into shares of common stock at an initial conversion rate of one-for-one. The conversion rate is subject to adjustment in the event of certain dilutive issuances of equity securities. The Preferred Stock will be automatically converted into common stock upon the closing of a public offering of the Company's common stock at an equivalent price of $4.00 per share with aggregate proceeds of $20,000. In connection with the merger (Note 14), the holders of the Preferred Stock have agreed to convert all of the preferred shares into common shares.

      LIQUIDATION PREFERENCE - In the event of liquidation, the holders of the Preferred Stock are entitled to receive $2.00 per share plus the Contingent Dividend, if applicable, prior to any distribution to holders of common stock. After the holders of common stock have received an amount per share equal to the amount per share paid to the holders of the Preferred Stock, the holders of the Preferred Stock participate in the remaining distributions, if any, as if they had converted their shares into common stock at the then applicable conversion rate. A liquidation event for purposes of the liquidation preference includes, among other things, a greater than 50% change in ownership of the Company or the sale of substantially all of the Company's assets.

      REDEMPTION - At any time after October 2, 2006, the holders of a majority of the then outstanding shares of Preferred Stock may require the Company to redeem all or a portion of the outstanding shares of Preferred Stock at a price of $2.00 per share plus all declared but unpaid dividends.

      VOTING RIGHTS - The Series A shares have voting rights equal to the number of common shares into which they are convertible.

6.    STOCK OPTIONS

      On October 2, 1998, the Company adopted the 1998 Stock Incentive Plan (the "Plan"). Under the Plan either shares of the Company's common stock or options to purchase shares of the Company's stock may be issued at the discretion of the Company's Board of Directors. The initial 6,656 shares authorized to be issued under the Plan increase automatically by five percent of the original shares authorized annually during the Plan's existence. No more than 1,300 shares of stock can be awarded to a single employee in any calendar year. Options generally vest over a period of four years and expire after ten years. Options granted to certain officers are exercisable when granted; however, the shares are subject to repurchase rights by the Company at the exercise price. The Company's right to repurchase the shares generally lapses ratably over four years. The following is a summary of all option activity under the Plan:


                                                                                             WEIGHTED-
                                                                              NUMBER          AVERAGE
                                                                                OF           EXERCISE
                                                                              SHARES           PRICE

      Outstanding at January 1, 1998                                          $   -           $   -
        Granted                                                                5,416            0.33
        Exercised                                                                 -               -
        Forfeited                                                                 (8)           0.33
                                                                              -------         ------

      Outstanding at January 2, 1999                                           5,408            0.33
        Granted                                                                  690            0.68
        Exercised                                                             (2,878)           0.33
        Assumed Transcendent options                                              84            1.53
        Forfeited                                                               (331)           0.41
                                                                             -------          ------

      Outstanding at January 1, 2000                                           2,973          $ 0.44
                                                                             =======          ======

      Options exercisable, January 2, 1999                                     3,075          $ 0.33
                                                                             =======          ======

      Options exercisable, January 1, 2000                                       705          $ 0.46
                                                                             =======          ======


      The weighted-average grant date fair value for options granted for the years ended January 2, 1999 and January 1, 2000 was $0.49 and $0.89, respectively.

      At January 1, 2000, 2,809 shares issued upon exercise of options by certain officers of the Company were subject to repurchase by the Company at the exercise price.

      The following table sets forth information regarding options outstanding as of January 1, 2000:


                                 OPTIONS OUTSTANDING
                   ------------------------------------------------------
                                        WEIGHTED-                                             OPTIONS EXERCISABLE
                                         AVERAGE               WEIGHTED-                            WEIGHTED-
    RANGE OF                           CONTRACTUAL              AVERAGE                              AVERAGE
    EXERCISE                             PERIODS                EXERCISE                             EXERCISE
     PRICES         SHARES               IN YEARS                PRICE                SHARES          PRICE
     $ 0.21           22                   8.05                 $ 0.21                  22             $ 0.21
       0.33        2,509                   8.84                   0.33                 649               0.33
       0.54          287                   9.61                   0.54                   0               0.54
   1.61 - 2.14       119                   9.97                   1.81                   0               1.81
       2.44           13                   8.29                   2.44                  13               2.44
       3.61           23                   9.11                   3.61                  23               3.61

      For financial reporting purposes, the deemed fair value of the common stock at the dates of grants resulted in deferred compensation expense of $1,918 for the year ended January 2, 1999 and $431 for the year ended January 1, 2000. These charges are being recognized ratably over the vesting period. Compensation expense recognized amounted to $117 and $531 for the year ended January 2, 1999 and January 1, 2000, respectively.

      The Prior Viewlogic had two stock options plans, the 1991 Restated Stock Option Plan and the Outside Directors' Stock Option Plan. Under the Company's 1991 Restated Stock Option Plan, nonqualified and incentive stock options to purchase shares of common stock were granted to certain employees, officers, consultants and directors at exercise prices not less than fair market value at the date of grant. Options became exercisable in installments of 25% per year on each of the first through the fourth anniversaries of the grant date and continued for the period determined by the Board of Directors, but not in excess of ten years for incentive stock options and five years for incentive stock options granted to 10% shareholders. The Outside Directors' Stock Option Plan permitted the granting of nonqualified options to purchase shares of common stock to nonemployee members of the Board of Directors. The exercise price of the options could not be less than fair market value on the date of grant. Options under the 1996 Director Plan became exercisable upon grant and continued for the period determined by the Board of Directors, but not in excess of five years. Effective with the pooling-of-interests by the Prior Viewlogic and Synopsys, on December 4, 1997, all of the options outstanding under these stock option plans were converted into options to purchase Synopsys common stock.

      No options were granted to employees of the Company under the Synopsys stock options plans, and all options to purchase Synopsys shares held by employees of the Company as a result of options granted by the Prior Viewlogic expired, if not exercised, 90 days after the recapitalization transaction described in Note 2.

      The Prior Viewlogic accounted for stock options under Accounting Principles Board ("APB") Opinion No. 25, and all options granted by the Prior Viewlogic were granted at fair market value. Accordingly, there was no compensation expense recognized with respect to those options. The number of shares, as to which options were granted, and exercise prices related to those options are not presented since the information is not meaningful. The Company has included an allocation related to the Prior Viewlogic options in the pro forma disclosures below.

      PRO FORMA DISCLOSURES - As described in Note 1, the Company applies the intrinsic value method of APB Opinion No. 25 and related interpretations in accounting for its stock option plan. Had compensation cost been determined based on the fair value at the grant dates for awards under the Plan and the Prior Viewlogic's stock option plans consistent with the method required by FASB Statement 123, the Company's net income and net income per share would have been:


                                                                        DECEMBER 31,      JANUARY 2,          JANUARY 1,
                                                                           1997              1999                2000

      Net income (loss)                                                 $ (3,457)           $ 5,838           $ 197
      Net income per common share:
        Basic                                                                -                 1.47            0.04
        Diluted                                                              -                 0.73            0.01

      For purposes of the pro forma disclosures, the fair value of the options granted under the Company's stock option plans during the year ended January 1, 2000 and January 2, 1999 was estimated on the date of grant using the Black-Scholes option pricing model. The fair value of employee purchase rights under the Company's stock purchase plans was also estimated using the Black-Scholes option pricing model. For the period from January 1, 1997 through December 31, 1997, the pro forma disclosure of net income is based upon an allocation of the fair value of the options granted under the Prior Viewlogic's option plans for that period.

      Key assumptions used to apply this pricing model are as follows for the periods presented:


                                                                       DECEMBER 31,     JANUARY 2,       JANUARY 1,
                                                                         1997              1999             2000
      Risk-free interest rate                                       5.7% - 6.9%           6.0%         5.3% - 6.3%
      Expected life of option grants                                  4 years           4 years           4 years
      Expected volatility of underlying stock                           58%                57%               59%
      Expected dividend payment rate                                     -                 -                 -

7.    INCOME TAXES

      The components of income before income taxes consisted of the following:


                                                    JANUARY 2,        JANUARY 1,
                                                      1999             2000

      Domestic                                       $ 9,503           $ 124
      Foreign                                            417             416
                                                     -------           -----

      Total                                          $ 9,920           $ 540
                                                     =======           =====

      The provision for income taxes consisted of the following:


                                                JANUARY 2,            JANUARY 1,
                                                   1999                  2000

      Current:
        Federal                                 $ 3,475                    -
        State                                       619                    -
        Foreign                                      75                   250
                                                -------                 -----

      Total                                       4,169                   250

      Deferred:
        Federal                                    (353)                   51
        State                                       (24)                   -
        Foreign                                     261                   (20)
                                                -------                 -----

      Total provision for income taxes          $ 4,053                 $ 281
                                                =======                 =====


      A reconciliation between the statutory U.S. federal income tax and the Company's effective tax rate for the respective years is as follows:


                                                 JANUARY 2,           JANUARY 1,
                                                    1999                2000

      U.S. federal statutory rate                    35.0%               35.0%
      State taxes - net of federal tax benefit        2.9                  -
      Foreign taxes                                   1.5                15.6
      Other - net                                     1.5                 1.4
                                                  -------              ------

      Total                                          40.9%               52.0%
                                                  =======              ======

      For the period from December 5, 1997 through October 3, 1998, the Company was included in the consolidated tax return of Synopsys. Prior to December 5, 1997, the Systems Business was included in the tax returns of the Prior Viewlogic. For financial statement purposes, the Company has computed the tax provision for the year ended December 31, 1997 based on the effective tax rate of the Prior Viewlogic and for the year ended January 2, 1999, as if it had filed separate returns.

      Deferred tax assets and liabilities consisted of the following:


                                                       JANUARY 2,     JANUARY 1,
                                                          1999           2000

     Current assets:

       Accounts receivable                               $ 774         $ 537
       Deferred compensation                               411           504
       Net operating loss carryforwards                    229           301
       Other                                               166            -
                                                        ------         ------

     Total current assets                                1,580         1,342
                                                        ------         ------

     Noncurrent liabilities:
       Purchased technology                                 -            993
       Capitalized software costs                          891           822
       Depreciation and amortization                       534           530
       Other                                                93            48
                                                        ------         ------

     Total liabilities                                   1,518         2,393
                                                        ------         ------

     Total net deferred tax asset (liability)             $ 62      $ (1,051)
                                                        ======      =========

      At January 1, 2000, the Company had available federal and foreign net operating loss carryforwards of approximately $758, which expire in 2003 to 2004.

8.    COMMITMENTS AND CONTINGENCIES

      LEASES - The Company leases its principal office facilities and certain computer equipment under noncancelable operating leases expiring on various dates through 2003. The Company's headquarters office lease is through 2002. The lease includes three two-year renewal options to extend the lease through 2008. The lease contains a three-month rental abatement and a rental escalation clause, the effects of which are being recognized ratably over the lease term. At January 1, 2000, future minimum lease payments under these noncancelable leases were approximately as follows:
      2000, $3,296; 2001, $2,753; 2002, $2,032; 2003, $373; and 2006, $190. The
      Company leases other office facilities under operating lease agreements for which lease terms are one year or less. Total rent expense was approximately $1,778 and $2,232 for the years ended December 31, 1997, January 2, 1999 and January 1, 2000, respectively.

      CONTINGENCIES - The Company is involved in certain legal proceedings which have arisen in the ordinary course of business. Management believes the outcome of these proceedings will not have a material adverse impact on the Company's consolidated financial condition or operating results.

9.    RELATED-PARTY AGREEMENTS

      On October 2, 1998, the Company entered into two OEM agreements with Synopsys pursuant to which the Company has the right to resell certain Synopsys software. The agreements are for two and three years and are automatically renewed on a year-to-year basis thereafter. The three-year agreement requires minimum annual payments of $750. Under a prior agreement, the Company paid royalties to Synopsys aggregating approximately $713. Under the new agreements, the Company paid royalties to Synopsys of $0 and $1,890 for the years ended January 2, 1999 and January 1, 2000, respectively. See Note 1 regarding transition services and occupancy costs charged to Synopsys.

10.   SEGMENT INFORMATION

      SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," requires that public companies report profits and losses and certain other information on its "reportable operating segments" in its annual and interim financial statements. Management has determined that the Company has only one "reportable operating segment," given the financial information provided to and used by the "chief decision maker" of the Company to allocate and assess the Company's performance. Revenue consists of software sales and service, and other.

      Summarized information about the Company's operations by geographic area for the periods stated are as follows:


                               NORTH
                              AMERICA      EUROPE       JAPAN       CONSOLIDATED

      January 1, 2000:
        Revenue              $ 40,225     $ 8,820      $ 4,454          $ 53,499
        Long-lived assets      10,455         284          593            11,332

      January 2, 1999:
        Revenue              $ 41,667     $ 8,655      $ 4,915          $ 55,237
        Long-lived assets       7,109         344          612             8,065

      December 31, 1997:
        Revenue              $ 48,805    $ 10,837      $ 4,345          $ 63,987
        Long-lived assets       8,343         634          243             9,220


      No customer accounted for more than 10% of revenue for the years ended December 31, 1997, January 2, 1999 and January 1, 2000.

11.   RETIREMENT SAVINGS PLAN

      In 1988, the Company established a qualified 401(k) retirement savings plan covering substantially all of the Company's domestic employees. As of March 1, 1998 and effective through October 2, 1998, the Company adopted and contributed to the Synopsys' 401(k) retirement savings plan. On November 1, 1998, the Company established a new 401(k) retirement savings plan under which domestic employees are allowed to contribute a certain percentage of their pay. The Company matches 40% of employee elected pretax contributions, up to an annual maximum. Employer contributions for all plans amounted to $292, $361 and $286, respectively, for the years ended December 31, 1997, January 2, 1999 and January 1, 2000.

12.   LITIGATION SETTLEMENT AND RESTRUCTURING

      LITIGATION SETTLEMENT - During calendar year 1997, at the time of its merger with Synopsys, the Prior Viewlogic agreed to settle a claim for product royalties alleged to be owed to a supplier under a licensing agreement. The claim was primarily based on the allegation that the Prior Viewlogic allowed its customers to evaluate a product which Viewlogic licensed from this supplier for resale at no charge for periods substantially longer than the thirty-day evaluation period permitted in the supply agreement and otherwise underpaid royalties due to the supplier for sales of this product by the Prior Viewlogic. The license agreement with this supplier was terminated by the Prior Viewlogic and is not longer in effect. The Prior Viewlogic paid approximately $4,000 to settle the litigation and incurred approximately $500 in related fees. As part of the settlement, Viewlogic and the supplier each released the other from all claims and liabilities without admitting any liability by either party.

      RESTRUCTURING - The restructuring plan for the Prior Viewlogic included the merger of the non-Systems businesses to other divisions of Synopsys, a discontinuation of marketing and sales efforts with respect to certain Systems Business products, and workforce reductions resulting from these changes in the businesses. A restructuring charge of approximately $6,700 has been included in the Company's financial statements for the year ended December 31, 1997. The charge includes approximately $2,344 in severance charges, $2,540 in noncash impairment of capitalized software assets, $1,368 write-off of other assets associated with discontinued products, and $415 of noncancelable commitments. The severance charge represents a workforce reduction of 108 employees either directly related to the Systems Business or whose salaries had been allocated to the Company's financial statements for the year ended December 31, 1997, as discussed in
      Note 1. The asset write-offs included $512 of furniture and computer equipment associated with the terminated workforce and discontinued products, $441 of prepaid royalties for products discontinued by the Company in the restructuring and $415 of goodwill related to the discontinuance of the operations of a previously acquired European subsidiary. The non-cancelable commitments consisted principally of a contract for phone service. The following table presents the components of the restructuring charge accrued during the year ended December 31, 1997 and the charges against the reserves through January 2, 1999:



                                                                                    ACCRUAL                         ACCRUAL
                                                     NONCASH       AMOUNTS          BALANCE           AMOUNTS       BALANCE
                                       TOTAL        WRITE-OFFS      PAID         DECEMBER 31,           PAID       JANUARY 2,
                                       CHARGE          1997         1997             1997               1998          1999

      Severance and related           $ 2,344      $   -           $ -             $ 2,344            $ 2,344         $ -
      Noncancelable commitments           473          -             -                 473                473           -
      Capitalized software              2,540        2,540           -                  -                  -            -
      Fixed assets associated with
        terminated employees              512          512           -                  -                  -            -
      Prepaid royalties                   441          441           -                  -                  -            -
      Goodwill                            415          415           -                  -                  -            -
                                     --------        -----        ----             -------            -------         ----

      Totals                          $ 6,725      $ 3,908         $ -             $ 2,817            $ 2,817         $ -
                                     ========      =======        ====            ========            =======        ====

13.   EARNINGS PER SHARE

      The calculations for earnings per share for the fiscal years ended January 2, 1999 and January 1, 2000 are as follows (in thousands, except per share amounts):


                                                              YEAR ENDED
                                                        JANUARY 2,    JANUARY 1,
                                                          1999           2000

      Net income                                         $5,867          $ 259
      Weighted-average number of common shares - basic    3,966          5,797
      Assumed number of shares issued from:
        Dilutive effects of stock options                   -            1,148
        Assumed conversion of Preferred Stock (Note 1)    4,033         16,000
      Weighted-average number of common and common
        equivalents shares - diluted                      7,999         22,445

      Net income per share - basic                        $1.48         $ 0.04
                                                         ======         ======

      Net income per share - diluted                      $0.73         $ 0.01
                                                         ======         ======

14.   SUBSEQUENT EVENTS

      MERGER WITH SUMMIT, INC. - On March 23, 2000, the stockholders of the Company and the stockholders of Summit approved an Agreement and Plan of Reorganization (the "Merger") with Summit, Inc. ("Summit"). Summit is a publicly held company engaged a business similar to that of the Company. In connection with the Merger, (1) each share of Viewlogic Common Stock and Preferred stock issued and outstanding at the effective time of the Merger was converted into 0.67928 (the "Exchange Ratio") of a share of Summit Common Stock, and (2) each option to purchase shares of Viewlogic Common Stock will be converted into an option to purchase Summit Common Stock based upon the Exchange Ratio.

      The Merger will be treated as a purchase for accounting purposes, and is intended to qualify as a tax-free reorganization for federal income tax purposes. The purchase price is expected to be approximately $54,000 consisting of the fair value of the common shares and options of Summit outstanding and related transaction costs. For the year ended December 31, 1999, Summit reported the following summary income statement information:

      Revenues                                                    $ 30,235
      Loss from operations                                           5,968
      Loss before taxes                                              4,821

      Net loss                                                       4,821

      Upon completion of the Merger, the Company's stockholders will own a majority of the outstanding shares of Summit. Consequently, for accounting purposes the transaction will be accounted for as a reverse acquisition, whereby the Company will be treated as the accounting acquirer. As a result, the consolidated financial statements of the Company will become the historical financial statements of the combined Company and the assets and liabilities of Summit will be revalued based on the value of Summit's equity interest at the date of the agreement.

                                   * * * * * *

         (b)      PRO FORMA FINANCIAL INFORMATION.

                  UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

         Pursuant to the September 16, 1999 merger agreement between Viewlogic and Summit, Viewlogic was merged with and into a wholly owned subsidiary of Summit. Upon completion of the acquisition, the existing Viewlogic shareholders owned approximately 51% of the outstanding common stock of the combined company. Consequently, for accounting purposes, the transaction is being accounted for as a reverse acquisition with Viewlogic as the acquirer. The transaction was closed on March 23, 2000 and the historical financial statements of Viewlogic have become the historical financial statements of the combined company. The purchase price will be allocated to the assets and liabilities of Summit based on their fair values. The purchase price will be based on the value of Summit's equity using the average market price of Summit's common stock of $3.075 for the five-day period (September 14, 1999 through September 20, 1999) that includes the date of the agreement. Based on this price, the purchase price as of December 31, 1999 would be estimated at $54,649,000, using a $3.075 common stock price, which includes the value of the outstanding Summit common stock, the fair value of outstanding options to purchase Summit common stock and Viewlogic's estimated direct costs of the acquisition. The ultimate purchase price will be dependent upon the number of Viewlogic shares and options outstanding upon closing, as well as final transaction costs related to the merger.

         The unaudited pro forma financial information does not give effect to any cost savings and other synergies that may result from the merger. Viewlogic is developing its plans for integration of the business but cannot make final decisions until the merger is complete. For purposes of the pro forma financial information, Viewlogic has estimated that merger and integration costs, consisting primarily of severance costs, asset impairments and facility shutdown costs, will be approximately 2,400,000. Viewlogic will record a liability at the closing date of approximately $2,574,000, representing the federal and state taxes expected to be owed upon the repatriation of Summit's foreign earnings. The purchase price will be allocated to the assets acquired and liabilities assumed based on their fair values at the closing date. For purposes of the pro forma financial information, Viewlogic has made a preliminary estimate of the fair values of identifiable assets and liabilities of Summit at the date of acquisition.

         An independent third party appraisal company conducted a preliminary valuation of Summit's intangible assets. These intangibles include existing technology, in-process research and development, the customer base and the in-place workforce. The preliminary valuation of intangibles included $16,550,000 for existing technology, $2,400,000 for in-process research and development, $2,800,000 for the customer vase and $3,850,000 for the workforce. The excess of the purchase price over the fair value of the identifiable tangible and intangible net assets of $13,694,000 will be allocated to goodwill. Intangible assets are expected to be amortized over periods ranging from 3 to 10 years. The fair value of the in-process research and development, which relates to Summit's Visual HDL 2000, Visual SLD and Regent 2.0 research projects, will be recorded as an expense in the period in which the merger is completed.

         The valuation of the existing technology and in-process research and development was determined using the income method. Revenue and expense projections as well as technology assumptions were prepared through 2009 based on information provided by Summit management. The projected cash flows were discounted using a 25% to 30% rate. The valuation of the in-process research and development was determined separately from all other acquired assets using the percentage of completion method. The percentage of completion ratio was calculated by dividing the total expected expenditures for each project by the total estimated expenditures to achieve technological feasibility.

         The value assigned to in-process technology relates primarily to two research projects, Visual HDL 2000 and Visual SLD. These technologies have not yet reached technological feasibility and have no alternative future use. The nature of the efforts required to develop the in-process technologies into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the products can be designed to meet their design specifications, including function, features and technical performance requirements. Visual HDL 2000 represents a major rearchitecture of the two existing Visual HDL products. This new generation product will integrate these two existing products along with a newly developed compiler. The project is approximately 25% complete with an initial release date expected to occur in the fourth quarter of 2000. The Visual SLD research project represents the development of an entirely new product targeted at a customer base not previously approached for the Visual product line. This project is estimated to be 75% complete and is expected to reach technological feasibility in the second quarter of 2000.

         Based on the timing of the closing of the transaction, the finalization of the integration plans and other factors, the pro forma adjustments may differ materially from those presented in the pro forma financial information. A final appraisal of the intangibles will be performed as of the closing date and the allocation adjusted accordingly. The income statement effect of these adjustments will depend on the nature and amount of the assets or liabilities adjusted.

         The pro forma financial information does not purport to represent what the consolidated financial position or results of operations actually would have been if the merger in fact had occurred on December 31, 1999 or at the beginning of the periods presented or to project the consolidated financial position or results of operations as of any future date or any future period. It should be read in conjunction with the historical consolidated financial statements of Viewlogic and Summit, including the related notes, and other financial information included in this joint proxy statement/prospectus.

     (c) EXHIBITS.

         The Exhibits filed as part of this Amendment No. 1 to Current Report on Form 8-K/A are listed on the Exhibit Index immediately preceding such Exhibits, which Exhibit Index is incorporated herein by reference. Documents listed on such Exhibit Index, except for documents identified by footnotes, are being filed as exhibits herewith. Documents identified by footnotes are not being filed herewith and, pursuant to Rule 12b-32 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), reference is made to such documents as previously filed as exhibits filed with the Securities and Exchange Commission. The Registrant's file number under the Exchange Act is 000-20923.

INNOVEDA, INC.
PROFORMA COMBINED CONDENSED BALANCE SHEET
AS OF DECEMBER 31, 1999
(IN THOUSANDS)



                                                                 HISTORICAL                      PROFORMA                PROFORMA
                                                         SUMMIT             VIEWLOGIC           ADJUSTMENTS              COMBINED
                                                         ------             ---------           -----------              --------
                   ASSETS
Current assets:
  Cash and cash equivalents                             $28,403                $531                                      $28,934
  Accounts receivable, net                                7,391              14,290                                       21,681
  Prepaid expenses and other                                991               3,950                (785)(A)                4,156
  Deferred income taxes                                     564               1,342                                        1,906
                                                        --------            --------            -----------             ----------
    Total current assets                                 37,349              20,113                (785)                  56,677

  Property and equipment, net                             3,598               4,477                (750)(A)                7,325
  Capitalized software costs--net                                             2,427                (160)(B)                2,267
  Purchased technology                                                        3,508              16,550 (A)               20,058
  Other intangibles                                         949                                   2,800 (A)                6,650
                                                                                                  3,850 (A)
                                                                                                   (949)(A)
  Goodwill                                                1,991                                  13,694 (A)               13,694
                                                                                                 (1,991)(A)
  Other                                                     157                 920                                        1,077
                                                        --------            --------            -----------             ----------
    Total assets                                        $44,044             $31,445             $32,259                 $107,748
                                                        ========            ========            ===========             ==========

                    LIABILITIES

Current liabilities:
  Notes payable, current portion                            $56              $3,125                                       $3,181
  Capital lease obligations, current portion                                    372                                          372
  Accounts payable                                        1,448               2,840                                        4,288
  Accrued compensation                                                        3,542                                        3,542
  Accrued expenses                                        5,667               3,377               1,133 (A)               10,177
  Due to related party                                                          221                                          221
  Deferred revenue                                        5,476              14,595                (239)(A)               19,832
                                                        --------            --------            -----------             ----------
    Total current liabilities                            12,647              28,072                 894                   41,613

  Notes payable, long-term portion                                           12,125                                       12,125
  Line of credit                                                              1,700                                        1,700
  Deferred revenue, less current portion                     88                                      (5)(A)                   83
  Deferred tax liability                                      0               2,393              11,482 (A)               13,875
  Capital lease obligations, long-term portion                                  554                                          554
                                                        --------            --------            -----------             ----------
    Total liabilities                                    12,735              44,844              12,371                   69,950
                                                        --------            --------            -----------             ----------


Redeemable, convertible preferred stock                                      32,000             (32,000)(A)                    0
                                                        --------            --------            -----------             ----------

                STOCKHOLDERS' EQUITY
  Common stock                                              158                   8                  (8)(A)                  321
                                                                                                    163 (A)
  Additional paid-in capital                             44,691               4,777              40,753 (A)               90,221
  Loans receivable from officers                                               (927)                                        (927)
  Deferred compensation                                                      (1,701)                                      (1,701)
  Accumulated deficit                                   (13,540)            (47,845)             13,540 (A)              (50,405)
                                                                                                 (2,400)(A)
                                                                                                   (160)(B)

  Accumulated other comprehensive income                                        289                                          289
                                                        --------            --------            -----------             ----------
    Total stockholders' equity (deficit)                 31,309             (45,399)             51,888                   37,798
                                                        --------            --------            -----------             ----------
    Total liabilities and stockholders' equity          $44,044             $31,445             $32,259                 $107,748
                                                        ========            ========            ===========             ==========

       UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                  HISTORICAL                      PRO FORMA             PRO FORMA
                                                            SUMMIT          VIEWLOGIC             ADJUSTMENTS           COMBINED

Revenues:
  Product                                                  $18,620            $23,853                  $ -               $42,473
  Maintenance, services and other                           11,615             29,646                    -                41,261
                                                           ------------      ----------           ------------           ----------
    Total revenues                                          30,235             53,499                    -                83,734
                                                           ------------      ----------           ------------           ----------
Cost of revenues:
  Product                                                       776              5,991                    -                 6,767
  Maintenance, services and other                             1,034              6,426                    -                 7,460
  Amortization of purchased technologies                        561                  0                 (561)(A)             3,310
                                                                                                      3,310 (C)
                                                            ------------      ----------           ------------           ----------
    Total cost of revenues                                    2,371             12,417                2,749                17,537
                                                            ------------      ----------           ------------           ----------
Gross margin                                                  27,864             41,082               (2,749)               66,197
Operating expenses:
  Sales and marketing                                         10,204             22,584                                     32,788
  Research and development                                    11,143             11,513                    -                22,656
  General and administrative                                   5,151              4,133                                      9,284
  Amortization of goodwill and other intangibles               2,111                670               (2,111)(A)             4,469
                                                                                                      3,799 (C)
  Merger costs                                                 1,218                  0                    -                 1,218
  Severance and write-off of note receivable                   4,005                  0                    -                 4,005
                                                            ------------      ----------           ------------           ----------
    Total operating expenses                                  33,832             38,900                1,688                74,420
                                                            ------------      ----------           ------------           ----------
    Operating income (loss)                                   (5,968)             2,182               (4,437)               (8,223)
  Interest expense                                                (4)            (1,339)                   -                (1,343)
  Other income, net                                            1,151               (303)                   -                   848
                                                            ------------      ----------           ------------           ----------
    Income (loss) before income taxes                         (4,821)               540               (4,437)               (8,718)
  Income tax provision                                             0                281                 (281)(D)                 0
                                                            ------------      ----------           ------------           ----------
    Net income (loss)                                        ($4,821)              $259              ($4,156)              ($8,718)
                                                            ============      ==========           ============           ==========
  Net income (loss) per share--basic:
    Net income(loss) per share                                ($0.31)             $0.04                                     ($0.27)
                                                            ============      ==========           ============           ==========
    Number of shares used in computing basic net
      income per share                                        15,678              5,797                                     32,016
                                                            ============      ==========           ============           ==========
  Net income (loss) per share--diluted:
    Net income(loss) per share                                ($0.31)             $0.01                                     ($0.27)
                                                            ============      ==========           ============           ==========
    Number of shares used in computing diluted net
      income per share                                        15,678             22,945                                     32,016
                                                            ============      ==========           ============           ==========


NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

    The unaudited pro forma combined condensed financial statements give effect to Summit's acquisition of Viewlogic through a merger and exchange of shares. The unaudited pro forma combined condensed statements of operations for the year ended December 31, 1999 reflect this transaction as if it had taken place January 1, 1999. The unaudited pro forma combined balance sheet gives effect to this transaction as if it had taken place on December 31, 1999.

    Below is a table of the estimated acquisition costs and purchase price allocation (in thousands):



Estimated acquisition cost:
  Common stock..............................................  $48,631
  Stock options.............................................    4,882
  Acquisition costs.........................................    1,136
                                                              -------
      Total estimated acquisition cost......................  $54,649
                                                              =======



Purchase price allocation:
  Tangible net assets acquired..............................  $28,369
  Assets impaired by merger.................................     (750)
  Deferred income taxes.....................................  (11,482)
  Intangible net assets acquired:
    Purchased technology, assembled workforce, and customer
      base..................................................   23,200
  Goodwill..................................................   13,694
  In-process research and development.......................    2,400
  Estimated merger related severance and shutdown costs, net
    of tax benefits.........................................     (782)
                                                              -------
      Total.................................................  $54,649
                                                              =======



Summit options outstanding were valued using a Black-Scholes formula with the following assumptions:

Life of options:                        4 years,

Interest Rate:                          3.95% to 7.90%

Volatility:                             Calculated for a 3-year period
                                        from 9/15/96 through 1/1/00,
                                        volatility was calculated at
                                        87.4%

Dividend Rate:                          0%

    This valuation was performed based on Summit options outstanding March 23, 2000. No changes have been made to this valuation based upon the fact that the changes in options outstanding were not significant.

    Tangible net assets of Summit acquired principally include cash, accounts receivable, inventory, fixed assets, deferred income taxes, accounts payable, accrued liabilities and deferred revenue. To determine the value of purchased technology, the expected future cash flows attributable to all existing technology was discounted, taking into account risks related to the characteristics and applications of the technology, existing and future markets, and assessments of the life cycle stage of the technology. The valuation of purchased technology represents amounts which have reached technological feasibility and will therefore be capitalizable. The value of the assembled workforce was derived by estimating the costs to replace the existing employees, including recruiting, hiring, and training costs for each category of employee. The value allocated to projects identified as in-process research and development of Summit and its wholly owned subsidiaries will be charged to expense upon consummation of the merger but has not been reflected in the unaudited pro forma combined condensed statements of operations as it is nonrecurring in nature. However, this charge has been reflected in the unaudited pro forma combined condensed balance sheet. The write-off was necessary because the acquired in-process research and development had not yet reached technological feasibility and had no future alternative uses. The combined companies expect that the acquired in-process research and development will be successfully developed, but these products may not achieve commercial viability. The nature of the efforts required to develop the purchased in-process research and development into commercially viable products principally relate to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features and technical performance requirements.

NOTE 2. PRO FORMA ADJUSTMENTS

(A) To reflect the allocation of the purchase price and reverse acquisition accounting to be recorded as a result of the merger (see note 1):

    - record intangible assets and goodwill:



Purchased technology........................................  $ 16,550
Customer base...............................................     2,800
Workforce...................................................     3,850
Goodwill....................................................    13,694


    - record deferred taxes which relate to the difference between the tax and book basis of assets acquired ($8.9 million) and unremitted earnings of foreign subsidiaries ($2.6 million).

    - deferred revenue after effect of adjustment for estimated selling costs of 6% or approximately $244, represents the liability for the fair value of the remaining services yet to be provided by Summit under contractual terms. Management believes that deferred revenue approximates the cost that would be incurred by Summit if these services were provided by a third party.

    - adjustment for merger related impairment of Summit's tangible assets of $750 due to the closing of Summit's Beaverton Headquarters. Impaired assets includes systems, computer equipment and furniture which will be no longer used after the merger.

    - accrual of Viewlogic's acquisition cost, estimated to be approximately $2.3 million consisting of $1.1 million in direct transaction costs, (primarily legal and accounting services) and approximately $1.2 million in restructuring and severance costs (net of tax benefits of $0.5 million). While the exact amount of the restructuring costs is not known, management believes that the costs approximate $0.9 million related to involuntary employee separation benefits and $0.3 million in facilities consolidations. The separation benefits relates to approximately 30 employees; primarily in Beaverton Administrative Functions, who will be terminated as a result of the merger. The facilities consolidations amount is an estimate related to costs expected to be incurred to combine Summit and Viewlogic's field sales offices.

    - impact of "reverse acquisition" accounting:



issuance of Summit shares (16.3 million at $0.01 per value
  option)...................................................  $    163

elimination of Viewlogic outstanding preferred stock........   (32,000)

elimination of Viewlogic common stock.......................        (8)

elimination of Summit's accumulated deficit.................    13,540



    - To reflect the write off of in-process research and development of $2,400, as of January 1, 2000

    - To reflect the elimination of Summit intangibles ($949), goodwill ($1,991) and related amortization (a total of $2,672 for the year ended December 31, 1999)

(B) To record write off of $160 of Viewlogic capitalized software impaired as a result of merger.

(C) To reflect the amortization of purchased technology, other intangible assets and goodwill recorded as a result of the merger. Amortization has been estimated based on the following estimated useful lives:




Purchased technology........................................  5 years

Customer base...............................................  5 years

Workforce...................................................  3 years

Goodwill....................................................  7 years


    Amortization has been calculated on the straight-line method for all intangibles except purchased technology for which amortization has been calculated based on the greater of the ratio of revenue per period to total estimated revenue or the straight-line method.

(D) To reflect income taxes on a pro forma basis assuming the transaction took place at the beginning of the period presented.

(E) As required by Article 11 of Regulation S-X, the unaudited pro forma condensed combined statements of operations exclude material non recurring charges which result directly from the merger and which will be recorded within twelve months following the merger. The following schedule shows the effects of the write-off of the in-process research and development described in Note 1 above of $2,400 and the write off of capitalized software of $160 that will become obsolete due to product changes resulting from the merger:



                                                            YEAR ENDED
                                                        DECEMBER 31, 1999
                                                        ------------------

Net loss............................................        $(11,278)

Net loss per share:

  Basic...............................................         (0.35)

  Diluted.............................................         (0.35)


NOTE 3. PRO FORMA NET INCOME (LOSS) PER COMMON SHARE

    The unaudited pro forma basic and diluted net income (loss) per share are based on the weighted average number of shares of Summit common stock outstanding during each period and the number of shares of Summit common stock to be issued in connection with the Viewlogic merger. Options outstanding have not been included in the computation of pro forma diluted net loss per share for the year ended December 31, 1999 because their effect would be antidilutive.

                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 INNOVEDA, INC.

Date:  May 15, 2000              By: /s/ Kevin P. O'Brien
                                     ----------------------------------
                                 Name:     Kevin P. O'Brien
                                 Title:    Vice President, Finance and
                                           Chief Financial Officer

                                  EXHIBIT INDEX


EXHIBIT NO.       DESCRIPTION


2.1(1)            Agreement and Plan of Reorganization by and among the
                  Registrant, Hood Acquisition Corp. and Viewlogic Systems, Inc.
2.2(1)            Form of Viewlogic Systems, Inc. Voting Agreement.
3.1*              First Amendment to Amended and Restated Certificate of
                  Incorporation of the Registrant.
4.1*              Specimen certificate for shares of Common Stock, $0.01 par value per share, of the Registrant.
23.1              Consent of Deloitte & Touche LLP.

---------------
* Previously filed with the Registrant's Current Report on Form 8-K dated March 23, 2000.

(1) Incorporated herein by reference to the Registrant's Registration Statement on Form S-4 (Commission File No. 333-89491).